Exhibit 10.1
EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT
     This Employment And Restrictive Covenant Agreement (the “Agreement”) is made on this 1st day of January, 2007 (“Effective Date”), by and between PawnMart, Inc. (the “Company”) and Thomas K. Haas (the “Executive”).
     WHEREAS, the Company desires to appoint the Executive to serve as the Company’s Chief Executive Officer and to employ the Executive on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Executive desires to be so employed by the Company;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:
     1. Employment.
          1.1. Term. The Company agrees to employ the Executive in accordance with the terms of this Agreement and the Executive agrees to accept such employment, effective upon the Effective Date. The employment of the Executive under this Agreement shall begin on the Effective Date and shall continue through and until December 31, 2007 (the “Initial Period”). Commencing on January 1, 2008, and on each subsequent anniversary thereof, the term of this Agreement shall automatically renew and extend for an additional consecutive one-year period (each, a “Renewal Period”) unless one of the parties delivers written notice of that party’s intention not to renew to the other party at least three (3) months prior to the expiration of the Initial Period or any Renewal Period, as applicable. The Initial Period and any Renewal Periods are hereinafter collectively referred to as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 3 hereof.
          1.2. Positions and Duties. The Executive will serve as the Chief Executive Officer (“CEO”) of the Company, reporting directly to the Company’s Board of Directors (the “Board”). The Executive will be responsible for the overall performance of the Company. The Executive’s duties hereunder shall be those customarily incident to the position of CEO and as may reasonably be assigned from time to time by the Board. The Executive will devote substantially all of his business time and services to the Company and shall use his best efforts, judgment and energy in the discharge of his duties to the Company; provided, however, that the Company acknowledges that the Executive has some other business interests (i.e. Estancia and King Pawn) that could take an insignificant portion of his business time and which will not materially interfere with the performance of his duties to the Company.
          1.3. Place of Performance. The Executive shall perform his services hereunder at the principal executive offices of the Company located in or near Norcross, Georgia; provided, however, that the Executive may be required to travel from time to time for business purposes.

     2. Compensation and Benefits.
          2.1. Base Salary. The Executive shall receive an initial annual salary of $200,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary shall be reviewed on an annual basis by the Board and may be increased from time to time by the Board.
          2.2. Bonuses.
               2.2.1. The Executive will be eligible to receive bonuses in an amount established by the Board for the applicable measurement period as determined by the Board, if specified corporate and/or individual performance goals are met for that measurement period. Any such bonuses shall be communicated to the Executive in writing.
               2.2.2. For purposes of this Section 2.2, the performance goals for any given measurement period will be established not later than the end of the first quarter of that year by the Board after consultation with the Executive.
               2.2.3. For purposes of determining any bonus payable to the Executive, the measurement of corporate and/or individual performance will be performed by the Board in good faith. From time to time, the Board may make adjustments to those goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with the achievement of its intended purposes. Any such adjustments shall be communicated to the Executive in writing.
          2.3. Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees, including its executives, generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.
          2.4. Vacations. In addition to holidays observed by the Company, the Executive shall be entitled to three (3) weeks paid vacation time during the Initial Period and to four (4) weeks paid vacation time during each Renewal Period.
          2.5. Supplemental Life Insurance. In addition to life insurance coverage provided under any group plan applicable to the Company employees generally, the Company will reimburse the Executive for the cost incurred by him for purchasing a $500,000 supplemental term life insurance policy on the Executive’s life upon submission of proper invoices, provided, however, that such reimbursement will not exceed $10,000 in any calendar year.

          2.6. Reimbursement of Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.
          2.7. Car Allowance. The Executive will be provided with a Company-paid vehicle satisfactory to the Executive or will receive a car allowance of $750 per month.
          2.8. Housing Allowance and Moving Expenses. The Executive will be provided with a $2,500 per month allowance for housing expenses. Additionally, the Executive will be reimbursed for moving expenses not to exceed $10,000 to be paid upon receipt of documentation satisfactory to the Company.
     3. Termination. Upon any cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 3.
          3.1. Termination Without Cause or for Good Reason Other Than In Connection With a Change in Control. If the Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) other than in connection with a Change in Control, the Executive will be entitled to:
               3.1.1. payment of all accrued and unpaid Base Salary through the cessation of the Initial Period or the then current Renewal Period (as applicable);
               3.1.2. if the termination occurs in the interval between the end of the applicable measurement period and the date a bonus (if any) for such measurement period is due, payment of such bonus (if any);
               3.1.3. any reimbursable expenses, and earned but unpaid vacation pay will be paid within thirty (30) days of termination; and
               3.1.4. waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period of twelve (12) months.
          3.2. Termination Upon a Change in Control. If the Executive’s employment by the Company ceases for any reason whatsoever, whether with or without Cause and whether with or without Good Reason, at any time within one (1) month immediately following a Change in Control, the Executive will be entitled to:
               3.2.1. payment of all accrued and unpaid Base Salary through the date of termination of employment;

               3.2.2. if the termination occurs in the interval between the end of the applicable measurement period and the date a bonus (if any) for such measurement period is due, payment of such bonus (if any);
               3.2.3. any reimbursable expenses, and earned but unpaid vacation pay will be paid within thirty (30) days of termination; and
               3.2.4. payment of an amount equal to the greater of $250,000 or ten percent (10%) of the Net Cash Proceeds in excess of $6,000,000 in connection with the Change in Control. Net Cash Proceeds for purposes of calculating the payment upon the Change in Control shall be defined as follows:
Gross Sales Proceeds
Less: Closing Costs and related fees
Less: Liabilities associated with the Pawn
Operations including but not limited to trade
payables, accrued liabilities, lines of credit,
capital leases and other liabilities not assumed
by Purchaser
Less: Capital invested in and loans made to
PawnMart, Inc. by Xponential, Inc. or related
parties
Equals: Net Cash Proceeds
               Anything herein to contrary notwithstanding, if the Change in Control occurs in connection with any acquiring entity in which the Executive acquires an ownership interest in the acquiring entity or any Affiliate thereof or in the acquired assets of the Company in connection with the Change in Control, the Executive shall not be entitled to any payments under this Section 3.2 but shall instead be entitled to payments under Sections 3.1 or 3.3, as applicable.
          3.3. Other Terminations Other Than in Connection With a Change in Control. If the Executive’s employment with the Company ceases for any reason other than as described in Section 3.2, above (including, but not limited to, termination (a) by the Company for Cause, (b) as a result of the Executive’s death, (c) as a result of the Executive’s Disability, or (d) by the Executive without Good Reason), the Executive (or his estate) will be entitled to payment of all accrued and unpaid Base Salary through the date of termination of employment.
          3.4. No Further Payments. Except as otherwise provided in Sections 3.1, 3.2 or 3.3 (as applicable), all compensation and benefits will cease at the time of such cessation, subject to the terms of any benefits or compensation plans then in force and applicable to the Executive, and the Company shall have no further liability or obligation by reason of such cessation. The payments and benefits described in Sections 3.1, 3.2 or 3.3 (as applicable) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 3.1, 3.2 or 3.3 (as applicable) are conditioned on the Executive’s execution and delivery to the Company of a release substantially in the form attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). The severance benefits described in Sections 3.1, 3.2 or 3.3 (as applicable) will begin to be paid or provided as soon as the Release becomes irrevocable.
          3.5. Maximum Payment Limit. If any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Board, in its sole discretion, based on the advice of the Company’s auditors. If, notwithstanding the initial application of Section 2.3, the Internal Revenue Service determines that any amount paid or benefit provided to the Executive would constitute an Excess Parachute Payment, Section 2.3 will be reapplied based on the Internal Revenue Service’s determination and the Executive will be required to repay to the Company any Overpayment (as defined below) immediately upon receipt of written notice of the applicability of this section.
          3.6. Definitions. For purposes of this Agreement:
               3.6.1. “Affiliate” means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
               3.6.2. “Cause” means:
                    (a) commits a felony or any crime involving moral turpitude;
                    (b) dishonesty in the course of employment that has a material, adverse effect on the reputation or business activities of the Company;
                    (c) misconduct in the course of employment that has a material, adverse effect on the reputation or business activities of the Company and that continues more than twenty (20) days following written notice from the Company;

                    (d) misappropriation of funds or property of the Company;
                    (e) substance abuse, including abuse of alcohol or use of controlled drugs (other than in accordance with a physician’s prescription) for which the Executive fails to undertake treatment within twenty (20) days after requested by the Company;
                    (f) a finding by the Board, after written notice and opportunity for the Executive to be heard, that the Executive has continued to refuse to perform his duties under the Agreement or to carry out the lawful directives of the Board in some material respect; or
                    (g) any other material breach by the Executive of this Agreement, which breach is not cured within twenty (20) days after delivery of notice thereof.
               3.6.3. “Change in Control” means the occurrence of any one of the following events: (i) a Person (other than an existing shareholder as of the date of this Agreement or an Affiliate thereof) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding common stock of the Company; or (ii) a merger or consolidation occurs involving the Company, whether or not the Company is the surviving corporation, in which the outstanding common stock is converted into shares of the successor corporation or a holding company thereof (representing fifty percent (50%) or less of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation); or (iii) the sale of all, or substantially all, of the Company’s assets.
               3.6.4. “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days in any one hundred eighty (180) consecutive day period.
               3.6.5. “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.
               3.6.6. “Good Reason” means any of the following, without the Executive’s prior consent: (a) a material, adverse change in the Executive’s title, authority or duties (including the assignment of duties materially inconsistent with the Executive’s position), (b) a failure to pay compensation due pursuant to the terms of this Agreement, (c) any other material breach by the Company of this Agreement, which breach is not cured within twenty (20) days after delivery of notice thereof; or (d) relocation of the Company’s headquarters and principal place of business out of, or the requirement by the Company that the Executive relocate out of, the greater Atlanta, Georgia area. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) the Executive resigns his employment within ninety (90) days following the expiration of that cure period.
               3.6.7. “Net Cash Proceeds” means an amount equal to (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any indebtedness that is required to be repaid in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred in connection with such transaction, and (C) income taxes reasonably estimated to be actually payable within two (2) years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such transaction, the aggregate amount of such excess shall constitute Net Cash Proceeds.
               3.6.8. “Overpayment” means any amount paid to the Executive in excess of the maximum payment limit of Section 3.4 of this Agreement.
               3.6.9. “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
     4. Restrictive Covenants. As consideration for all the compensation to be paid to the Executive pursuant to Sections 2 and 3 of this Agreement, the Executive agrees to be bound by the provisions of this Section 4 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.
          4.1. Covenant Not to Compete. The Executive covenants that, during his employment by the Company and for a period of one (1) year immediately thereafter (the “Restricted Period”), the Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:
               4.1.1. engage or participate in any Competing Business (as defined below) in the United States;
               4.1.2. solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company within the preceding six (6) months;

               4.1.3. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold up to two percent (2%) of the outstanding securities of any class of any publicly-traded securities of any company; or
               4.1.4. influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company.
          4.2. Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company. As a result, both during the Employment Period and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information. Notwithstanding the foregoing, if the Executive is compelled to disclose Proprietary Information by court order or other legal process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and the Executive shall reasonably cooperate with the Company in connection therewith. If the Executive is so obligated by court order or other legal process to disclose Proprietary Information he will disclose only the minimum amount of such Proprietary Information as is necessary for the Executive to comply with such court order or other legal process.
          4.3. Property of the Company.
               4.3.1. Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company. The Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company. If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform his duties on behalf of the Company. Upon termination of the Executive’s employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.
               4.3.2. Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney in fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.
          4.4. Definitions. For purposes of this Agreement:
               4.4.1. “Competing Business” means the operation of (a) more than three (3) pawnshops within any 50-mile radius or (b) a pawnshop within ten (10) miles of a pawnshop owned by the Company.
               4.4.2. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, or (2) as a result of tasks assigned to the Executive by the Company.

               4.4.3. “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information. Notwithstanding the foregoing, “Proprietary Information” shall not include information which: (1) is now or hereafter becomes, through no act or omission on the part of the Executive, generally known or available, or is now or later enters the public domain through no act or omission on the part of the Executive, (2) is hereafter rightfully furnished to the Executive by a third party, without restriction as to use or disclosure, or (3) was acquired or developed by the Executive prior to the date of this Agreement, as evidenced by written records maintained or provided by the Executive.
          4.5. Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise hire the Executive unless the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 4.
          4.6. Remedies and Enforcement Upon Breach.
               4.6.1. Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. In the event of any such breach by the Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
               4.6.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

               4.6.3. Accounting. If the Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
               4.6.4. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.
               4.6.5. Disclosure of Restrictive Covenants. The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.
               4.6.6. Extension of Restricted Period. If the Executive breaches Section 4.1 in any material respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.
     5. Miscellaneous.
          5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.
          5.2. Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.
          5.3. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by him.
          5.4. Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Texas, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          5.5. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
          5.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          5.7. Survival. Section 4 of this Agreement will survive expiration or termination of this Agreement and/or the termination of the Executive’s employment by the Company.
          5.8. Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by overnight United States express mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to the Executive:	Thomas K. Haas
116 Courtside Way
Spicewood, Texas 78669
Telecopy:

with copies to:	Munsch Hardt Kopf & Harr, P.C.
One American Center
600 Congress Avenue, Suite 2900
Austin, Texas
Attention: Greg A. Young
Telecopy:

If to the Company:	PawnMart, Inc.
6400 Atlantic Boulevard., Suite 190
Norcross, Georgia 30071
Attn: Robert W. Schleizer

Telecopy: 678-720-0671

with copies to:	Holland, Johns, Schwartz & Penny, L.L.P.
306 West Seventh Street, Suite 500
Fort Worth, Texas 76102
Attn: Margaret E. Holland
Telecopy: 817-332-3140
or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.
          5.9. Entire Agreement; Amendments. This Agreement and the attached exhibits, together with that certain letter dated November                     , 2006 from the Company to the Executive relating to the bonuses for the Initial Period only, contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          5.10. Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.
          5.11. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          5.12. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case as of the date first above written.

Company:	PAWNMART, INC.
	By:	/s/ Robert W. Schleizer
Robert W. Schleizer
Chief Financial Officer

Executive:	/s/ Thomas K. Haas
Thomas K. Haas

EXHIBIT A
RELEASE AND NON-DISPARAGEMENT AGREEMENT
     THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the                      day of                     , 20                     by and between Thomas K. Haas (the “Executive”) and PawnMart, Inc. (the “Company”).
     WHEREAS, the Executive’s employment as an executive of the Company has terminated; and
     WHEREAS, pursuant to Section 3.1 of the Employment and Restrictive Covenant Agreement by and between the Company and the Executive dated                     , 2007 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.
     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Consideration. The Executive acknowledges that: (a) the payments, rights and benefits set forth in Section 3.1 of the Agreement constitute full settlement of all his rights under the Employment Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 3.1 of the Employment Agreement would not otherwise be due to him.
     2. Release and Covenant Not to Sue.
          2.1. The Executive hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their, predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
          2.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
          2.3. The foregoing will not be deemed to release the Company from claims solely to enforce Section 3.1 of the Agreement.
     3. Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Section 4 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
     4. Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.
     5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.
     6. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety; (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 5.8 of the Agreement.
     7. Challenge. If the Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 3 of the Agreement will be due to the Executive.

     8. Miscellaneous.
          8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.
          8.2. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or re-hired by the Company in the future.
          8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to the application of the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the State of Texas, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

Company:	PAWNMART, INC.
By:
Robert W. Schleizer
Chief Financial Officer

Executive:
Thomas K. Haas

March 5, 2007
Mr. Thomas K. Haas
King Pawn
4103 North IH 35
Austin, TX 78722
Re: Calendar year 2007 Bonuses
Dear Tom:
     Per our discussion and agreement, PawnMart, Inc. (“PawnMart”) agrees to pay you performance bonuses as follows for the Initial Period of your employment by PawnMart pursuant to your employment agreement (“Agreement”):
1.	You will be eligible to receive a bonus equal to 10% of Net Income Before Taxes in excess of $300,000 on Pawn Operating Assets (as defined on Exhibit 1 attached hereto) for the calendar year ended December 31, 2007 (“Net Income Bonus”). The Net Income Bonus is payable upon completion of Xponential, Inc.’s filing of its Form 10-QSB for the fiscal quarter ended December 31, 2007, but in no event later than March 15, 2008.

2.	A $50,000 bonus (“Jewelry Bonus”) will be payable on March 31, 2007 provided PawnMart reduces its gross jewelry inventory through sales (exclusive of any reserves) to $3,000,000 on terms acceptable to the Board of the Company by March 31, 2007. The Jewelry Bonus will be earned based on PawnMart’s maintaining its pawn forfeiture policy consistent with its current practices in effect as of the date of this letter. If earned, the Jewelry Bonus will be deducted from the Net Income Bonus. In other words, if the Net Income Bonus for the twelve months ended December 31, 2007 totals $75,000, you will be entitled to $25,000 if the $50,000 Jewelry Bonus is earned and paid.
     Words not otherwise defined in this letter or the attached Exhibit shall have the meanings set forth in the Agreement.
     Sincerely,
     PAWNMART, INC.
     /s/ Robert Schleizer
     Robert Schleizer
     Chief Financial Officer
6400 Atlantic Blvd. Suite 190, Norcross, GA 30071
Phone (678) 720-0660 Fax (678) 720-0671

Exhibit 1
For purposes of the bonus calculations, the following terms will have the following meanings:
Pawn Operating Assets: Pawn Operating Assets include all assets owned by PawnMart excluding the following:
•	Investments in assets other than operating assets utilized in the operation of the pawn business. Excluded assets shall include but not be limited to the $950,000 convertible promissory note purchased by PawnMart from Integrity Mutual Funds, Inc. (“Integrity”) and related interest receivables.

•	Integrity Preferred Stock and related accrued dividends

•	Any additional investments made by PawnMart in assets other than pawn loans, inventory, computer hardware and software, property improvements, equipment, vehicles and other operating assets necessary to operate the pawn business.

•	Gold futures contracts and related funds required to meet margin requirements.
PawnMart Net Income Before Taxes: PawnMart Net Income Before Taxes is defined as follows:
Total Revenue
Less:
Revenue other than from Merchandise Sales, Scrap Sales, Car Sales, Layaway Income, Pawn Service Charges and any fee related income from pawn or inventory assets.
Less:
Cost of Sales including all costs associated with Merchandise Sales, Scrap Sales, Car Sales, Layaway Income, Pawn Service Charges and any fee related income from pawn or inventory assets
Less:
Store Operating Expenses
Less:
General and Administrative Expenses directly related to the pawn operations including travel and related expenses for PawnMart and Xponential, Inc. personnel
Less:
Interest income earned from investments including money market accounts, dividends on Integrity and other preferred or common stocks, interest income on Integrity convertible promissory note or other notes purchased by PawnMart
Less:
Depreciation and Amortization for pawn operating assets
Less: Interest expense for bank line of credit
Less:
Gains or losses on investments including but not limited to gold futures contracts
Less:
Cost of capital calculated at 12% per annum on capital invested by Xponential, Inc. in PawnMart defined as permanent capital (common stock and additional paid in capital) net of/in addition to any intercompany loans from or to PawnMart by Xponential, Inc. or any other subsidiaries
Equals: PawnMart net income before taxes

Exhibit 1
The Net Income Bonus calculations for the Initial Period of the Agreement shall be computed as follows:
PawnMart Net Income Before Taxes
Less: $300,000
Net Income eligible for bonus
Multiply by 10%
Net Income Bonus earned
Less: Jewelry Bonus Paid, if any
Net Income Bonus payable (if amount exceeds Jewelry Bonus Paid